Exhibit 99.2

GOLDEN ARROW MERGER CORP.

COMPENSATION COMMITTEE CHARTER

1. STATUS

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Golden Arrow Merger Corp., a Delaware corporation (the “Company”).

2. PURPOSE

The Committee is appointed by the Board for the primary purposes of:

●	Performing the Board’s oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

●	the quality and integrity of the Company’s financial statements;

●	the Company’s compliance with legal and regulatory requirements as well as compliance with all documents filed by the Company with the Securities and Exchange Commission (the “SEC”);

●	review of the independent auditors’ qualifications and independence; and

●	the performance of the Company’s internal audit function and the Company’s independent auditors;

●	Maintaining, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent auditors;

●	Preparing the report to be included in the Company’s annual proxy statement, as required by the SEC rules; and

●	In the event any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise cause compliance.

3. COMPOSITION AND QUALIFICATIONS

The Committee shall be appointed by the Board and shall be comprised of three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence requirements of the federal securities laws and rules and regulations of the SEC, the Sarbanes-Oxley Act of 2002 (the “Act”), the Nasdaq Stock Market LLC (the “Nasdaq Stock Market”) and all other applicable laws or regulations, and any additional requirements that the Board deems appropriate.

No Director may serve as a member of the Committee if such Director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Company’s annual proxy statement, or, if the Company does not file an annual proxy statement, in its Annual Report on Form 10-K.

Each member of the Committee shall be financially literate and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as each such qualification is interpreted by the Board in its business judgment. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Each appointed member of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death, and may be removed by the Board at any time, with or without cause. Unless the Board elects a chairman of the Committee (a “Chairman”), the Committee shall elect a Chairman by majority vote. Each Committee member shall have one vote.

4. RESPONSIBILITIES:

The Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the SEC, the Nasdaq Stock Market or any other applicable laws or regulations:

1. Review and discuss the annual audited financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) with management and the independent auditors. In connection with such review, the Committee will:

●	Discuss with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence;

●	Review significant changes in accounting or auditing policies;

●	Review with the independent auditors any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work and management’s response to such problems or difficulties;

●	Review with the independent auditors, management and the senior internal auditing executive the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls;

●	Review reports required to be submitted by the independent auditors concerning: (a) all critical accounting policies and practices used; (b) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the independent auditors; and (c) any other material written communications with management;

●	Review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

●	Discuss policies and procedures concerning earnings press releases and review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

2. Review and discuss the results of the year-end audit of the Company, including any comments or recommendations of the independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the financial statements and MD&A should be included in the Company’s Annual Report on Form 10-K.

3. Review and discuss the quarterly financial statements and the Company’s disclosures provided in periodic quarterly reports including MD&A with management, the senior internal auditing executive, if any, and the independent auditor.

4. Oversee the external audit coverage. The Company’s independent auditors are ultimately accountable to the Committee, which has the direct authority and responsibility to appoint, retain, compensate, terminate, select, evaluate and, where appropriate, replace the independent auditors. In connection with its oversight of the external audit coverage, the Committee will:

●	Have authority to appoint and replace (subject to shareholder approval, if deemed advisable by the Board) the independent auditors;

●	Have authority to approve the engagement letter and the fees to be paid to the independent auditors;

●	Pre-approve all audit and permitted non-audit services to be performed by the independent auditors and the related fees and terms for such services other than prohibited non-auditing services as promulgated under rules and regulations of the SEC (subject to the inadvertent de minimus exceptions set forth in the Act and the SEC rules);

●	Monitor and obtain confirmation and assurance as to the independent auditors’ independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for taking appropriate action in response to the independent auditors’ report to satisfy itself of their independence;

●	At least annually, obtain and review a report by the independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent auditors’ independence and all relationships between the independent auditors and the Company;

●	Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit;

●	Review and evaluate the performance of the independent auditors, as the basis for a decision to reappoint or replace the independent auditors;

●	Set clear hiring policies for employees or former employees of the independent auditors, including, but not limited to, as required by all applicable laws and listing rules; and

●	Assure regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by the Act, and consider whether rotation of the independent auditors is required to ensure independence.

5. Oversee internal audit coverage. In connection with its oversight responsibilities, the Committee will:

●	Review the appointment or replacement of the senior internal auditing executive;

●	Review, in consultation with management, the independent auditors and the senior internal auditing executive, if any, the plan and scope of internal audit activities;

●	Review internal audit activities, budget and staffing; and

●	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

6. Review with the independent auditors and management the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls.

7. Resolve any differences in financial reporting between management and the independent auditors.

8. Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

9. Discuss policies and guidelines to govern the process by which risk assessment and risk management is undertaken.

10. Meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled.

11. Meet periodically (not less than annually) in separate executive sessions with each of the chief financial officer, the senior internal auditing executive, if any, and the independent auditors.

12. Review and approve all “related party transactions” requiring disclosure under Item 404 of Regulation S-K.

13. Review periodically with the Company’s management, independent auditors, and legal advisors, as appropriate (i) legal, regulatory and compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports which raise material issues on the financial statements or accounting policies, and (ii) corporate compliance policies or codes of conduct.

14. Have the authority, in the Committee’s sole discretion, to retain and obtain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter.

15. Report regularly to the Board with respect to Committee activities.

16. Prepare the report of the Committee required by the rules of the SEC to be included in the proxy statement for each annual meeting.

17. Review and reassess annually the adequacy of this Charter and recommend any proposed changes to the Board.

18. Monitor compliance, on a regularly scheduled basis, with the terms of the Company’s initial public offering (the “Offering”) and, if any noncompliance is identified, promptly take all action necessary to rectify such noncompliance or otherwise cause the Company to come into compliance with the terms of the Offering.

19. Inquire and discuss with management the Company’s compliance with applicable laws and regulations.

20. Determine the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

21. Review and approve, on a quarterly basis, all payments made to the Company’s existing shareholders, sponsor, executive officers or directors and their and the Company’s respective affiliates.

5. PROCEDURES

1. Action.

The Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the Committee members determine. The majority of the members of the Committee constitutes a quorum and shall be empowered to act on behalf of the Committee. Minutes will be kept of each meeting of the Committee. The Chairman shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board. The Committee shall also make reports and recommendations to the Board within the scope of its functions. The Committee shall be governed by the same rules regarding meetings as are applicable to the Board.

2. Fees.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation: (a) to outside legal, accounting or other advisors employed by the Committee; and (b) for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3. Limitations.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditors.

4. Review of Charter.

The Committee shall review this Charter at least annually and recommend any changes thereto to the Board.

5. Delegation by Committee.

The Committee may delegate authority consistent with this Charter to one or more Committee members or subcommittees comprised of one or more Committee members, the authority to grant pre-approvals of audit and permitted non-audit services. Any such member, members or subcommittee shall be subject to this Charter.  The decisions of any such member, members or subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.

6. Amendment.

Any amendment or other modification of this Charter shall be made and approved by the full Board.

7. Disclosure of Charter.

If required by the rules of the SEC or the Nasdaq Stock Market, this Charter, as amended from time to time, shall be made available to the public on the Company’s website.